EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 12/01/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	2.11%	0.95%	11.07%
Class B Units	2.09%	0.94%	10.20%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED DECEMBER 1, 2006

The Grant Park Futures Fund recorded a week of solid gains entering December. Positions in the currencies, interest rates and metals accounted for the bulk of profits; losses were mainly the result of the stock index sector.

Long positions in the currency sector were profitable after the U.S. dollar was lower during a volatile week of trading. On Thursday the greenback fell to its lowest levels against the euro since March after it was reported that a key manufacturing index showed a contraction for the first time in over three years. The ISM factory index fell to 49.5 during November versus a forecast of 51.5, an indication that the U.S. economy might not experience the soft landing that investors were hoping for. The news followed a report that sales of durable goods had fallen sharply during October, also bearish news for the dollar. The data, coupled with news that new home sales had fallen 3.2% during October, benefited long positions in the British pound as that currency traded to its highest levels against the dollar since September, 1992. Strong European manufacturing and employment data also boosted the euro and pound against the Japanese yen, resulting in gains in those cross rate markets.

The weaker-than-expected economic data resulted in gains for positions in the interest rate sector. Long positions in the Eurodollar market were profitable as analysts suggested that investors had begun to take the view that the U.S. Federal Reserve may have to consider cutting short-term interest rates as early as March of next year. Long positions in the U.S. Treasury market also gained ground as prices for 10-year notes and 30-year bonds were higher.

Long positions in the metals sector reported gains for the week as weakness in the greenback made dollar denominated raw materials more affordable, analysts said. Aluminum prices were higher for the week on the London Metals Exchange; nickel also rallied as falling inventories boosted supply concerns. Silver settled at $14.19 per ounce, a little more than 96 cents better for the week; gold rallied $15.20 to close at $650.60 per ounce.

Lastly, long positions in the stock indices experienced losses during the week as the weakened U.S. dollar resulted in lower share prices for some of the larger European exporters and a sell-off in the German DAX. Share prices in Hong Kong also fell, resulting in losses for long positions in the Hong Kong Hang Seng.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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